Exhibit 10.2

EMPLOYMENT CONTRACT FOR MANAGING DIRECTOR
1.THE UNDERSIGNED:
1.1    CIMCOOL INDUSTRIAL PRODUCTS B.V. a private limited Liability Company having its registered office at Schiedamsedijk 20 in Vlaardingen, represented by [Robert McKee/Ronald D. Brown] as a member of the Company's supervisory board, hereinafter referred to as 'the Company';
and
1.2    Mr. Gerrit Jue residing at Dijkstraat 10, 3961 AA Wijk bij Duurstede, The Netherlands,
hereinafter also to be referred to as 'the Managing Director';
2.WHEREAS;

•	on September 1, 2000 , the Company entered into an employment contract with Mr. Gerrit Jue for an indefinite period of time, hereinafter to be referred to as the 'Former Employment Contract';

•
in connection with the retirement of the current Statutair Directeur (" Managing Director") appointed pursuant to the Company's Articles of Association), the Company intends to appoint Mr. Gerrit Jue to the position of Managing Director (Statutair Directeur);

•
Mr. Gerrit Jue will be appointed as a Managing Director (Statutair Directeur) according to the Company's Articles of Association in a Shareholders Resolution dated July 21, 2003, and by way of signing this Managing Director's contract, accepts this appointment;

•
by way of this Managing Director's Contract, the parties wish to amend and add a number of the employment conditions contained in the Former Employment Contract in the context of Mr. Gerrit Jue's appointment as Managing Director (Statutair Directeur);

•
in this Employment Contract terms and conditions of the Collective Bargaining Agreement Metalektro (-CAO Metalektros) and the Cimcool Industrial Products B.V. employee policies booklet ("Bedrijfsregelingenboek")will be followed; and

•
this Employment Contract will replace the Former Employment Contract entirely as of June 1, 2003, with due consideration of the existing conditions and the service years according to the existing contract and the original employment date being September 1, 2000.

HAVE AGREED AS FOLLOWS:

3.Terms of the contract of employment
3.1    The contract of employment will commence on June 1, 2003, and is entered into for an indefinite period of time and will terminate by operation of law on the date on which Managing Director reaches the legal retirement age.
3.2    The Company will follow the terms and conditions as set out in the Collective Bargaining
Agreement for the Metal and Electro Technical Industry 2002/2004 ("CAO Metalektro") and the Cimcool Industrial Products B.V. employee policies booklet ("Bedrijfsregelingenboek"). The Company will follow the modifications of the CAO Metalektro regarding the above terms and conditions.
3.3    With regard to determining the service years the original employment date as per the Former
Employment Contract , being September 1, 2000, shall be regarded as the employment date.
3.4    Any terms and conditions specifically agreed in this employment contract will supersede any of the general conditions set out in the collective bargaining agreement (CAO) or the Cimcool Industrial Products B.V. employee policies booklet.
1.Notice

4.1
Either party may give written notice terminating the present contract of employment as of the end of each calendar provided that the employee will. provide 6 months notice and the Company will provide 12 months notice.

2.Position, rights and duties

5.1
The Managing Director will hold the position of Managing Director for the Company appointed under the Company's Articles of association. All the powers and commercial policy of the Company, with the exception of the powers described in the Company's Articles of Association which are reserved for the shareholders in general meeting, have been delegated to the Managing Director.

5.2
As Managing Director he will be responsible for the total Company his primary focus will be Marketing and Sales, Engineering and Research & Development. The Managing Director will report to the supervisory board and on an operational level to the President of Industrial Fluids.

5.3	As Managing Director, he will have all the rights and obligations imposed on or granted to the Managing Director, as laid down in the Company's Articles of Association.

The fixed base salary is paid in twelve equal monthly installments.

5.4
The Managing Director covenants that he is prepared, on mutual agreement, to perform duties other than those that are considered his usual duties, if such performance may be reasonably expected from him.

5.5
Without the Company's prior written consent the Managing Director will, during his employment term, not perform any other work for pay or for no consideration, alone or with other persons, directly or indirectly, establish or conduct a business that is competitive with the Company's business in whatever form, or take any financial interest in or perform work gratuitously or for remuneration for such a business. This prohibition does not include normal private investment activities.

5.6	The Managing Director covenants that, at the Company's request and on mutual agreement, he will be willing to perform work for a Company affiliated with the Company.

5.7
The Managing Director will not be obliged to travel to places and or countries that are affected by war, catastrophe or are otherwise under threat. This will also apply in case of non-covering by the insurance policies.

6.Working hours and work place

6.1
The normal working week will run from Monday to Friday. The normal working hours amount to 40 hours a week, in conformity with the valid terms and conditions of the Collective Bargaining Agreement Metalektro MAO Metalektro').

6.2    The Managing Director will perform his work at the Company's offices located in Vlaardingen.

6.3
The Managing Director is prepared to work overtime and travel outside the normal working hours whenever a proper performance of his duties so requires. With respect to said overtime, an annual compensation of one month's salary will be paid in December of each year.

3.Salary

7.1	As of June 1, 2003 the Managing Director will be entitled to a fixed base salary of EUR 130.000 per annum.

The net monthly salary is transferred into a bank account, designated by Managing Director, on or around the 25th of every month.

7.2
The annual fixed base salary is increased by a holiday allowance of 8%, the net amount to be transferred into the aforementioned bank account in June of each year together with the monthly salary payment referred to in 7.1.

8.Additional remuneration

8.1	The Managing Director will receive a signing bonus of 15,000 Euro, payable with the first paycheck reflecting the new salary stated in 7.1 above, following the signing of this Employment Contract.

8.2
The Managing Director will participate in the parent Company's incentive plan, known as the "Milacron Inc. Short Term Incentive Plan". Participation in this Plan has to be confirmed by the Company for each given year. Details of this Plan and the computation of bonus payment shall each year be determined by the Shareholders and be submitted by the President of Industrial Fluids. Under this Plan the Managing Director will be entitled to a bonus that may range from 0% to 40% of the gross annual base salary (as mentioned in Article 7 of this employment contract). The granting of the bonus is at the Company's discretion. The Managing Director can in no event lay claim to a bonus that has not yet been granted. The granting of a bonus in any given year or during several years will not create entitlement for any subsequent years.

9.    Holidays

9.1
Managing Director shall be entitled to a minimum of 25 days' holiday per holiday year on full pay. Extra leave may be granted with the approval of the General Meeting of Shareholders or the chairman of the Supervisory Board. These provisions shall apply for the full term of the contract of employment.

9.2    The holiday year commences on May 1 and terminates on April 30 in any given year.
10.    Additional functions and sidelines
10.1 The Managing Director will inform the Company in good time of any additional functions or his proposed acceptance thereof (whether incidental or more permanent). If and to the extent additional functions could prejudice the Company's interests, the Company may prohibit the employee from undertaking such additional functions or make this conditional on compliance with certain conditions.

10.2 Furthermore, the Managing Director must refrain from using any of the Company facilities, such as telephones, faxes, copiers or office supplies, in respect of the activities prohibited pursuant to this Article.
11.Expense allowances
11.1 Travel expenses and other necessary expenses incurred by the Managing Director in the furtherance of the Company's business and to properly perform his tasks shall be reimbursed to the Managing Director provided that this compensation may be provided tax free.

11.2	With respect to travelling, the Milacron Travel Accident Plan is applicable, of which the Managing Director declares to have received a copy.
11.2 With respect to travelling, the Company will provide travel insurance for the Managing Director's personal belongings.
12.    Telephone and data connection
12.1 The Company will reimburse the Managing Director for a mobile telephone, connection subscription and the costs of use, exclusively for business purposes.
12.2 The Company will compensate the Managing Director for the costs of business use on his private telephone according to the fiscally allowed reimbursements for private telephone connections.
12.3 The Company will reimburse the cost of a data connection to his private address and the use thereof.
13.    Company car

13.1 The Company will provide the Managing Director with a Company car according to the Milacron Car Policy, of which the Managing Director declares to have received a copy. All the costs connected with the use of this car shall be for the Company's account. The Managing Director may also use this car for private purposes, all the costs connected with the private use shall also be for the Company's account. On termination of the contract of employment, irrespective of the way in which this is effected, the Managing Director must return the car to the Company at the end of the employment contract.

13.2 The value of the private use as determined by the Dutch income tax law will be subject to personal income taxes. These personal income taxes will be borne by the Managing Director.
14.Pension

14.1
The Company will provide pension insurance for the Managing Director based on the general terms and conditions, with the exception of the maximum salary, of the Metalworking Industrial Pension Fund ("Stichting Bedrijfspensioenfonds voor de MetaalElektro") as per December 2002.

14.2 The pension insurance premium will be fully borne by the Company.
15.    Health Insurance

15.1
The Managing Director will be entitled to participate in the collective health insurance taken out by the' Company with CZ Zorgverzekeraar provided he fulfils the relevant conditions. The Managing Director declares to have received a copy of the conditions of that insurance and accepts the content thereof. The insurance premiums will be borne by the Managing Director (50%) and the Company (50%). The Managing Director authorizes the Company to withhold the contribution payable by him according to the applicable wage tax requirements. The Company will arrange for payment of the full premium to the insurance Company.

16.    Incapacity to work and disability insurance

16.1
The Company will provide disability insurance in favor of the Managing Director for the event when the Managing Director's illness or incapacity for work exceeds a period of twelve months. The Company will bear the cost for this supplementary disability insurance while it remains effective. Under the terms of this supplementary disability insurance the Managing Director will, in the event of total disablement, receive a monthly benefit equivalent to 70% of his most recent monthly salary (Including holiday allowance) less benefits payable under the Sickness Benefits Act or Disablement Benefits Act, or any benefits which may supersede these.

17.    Accident insurance
17.1 The Company will take out insurance on behalf of the Managing Director which guarantees a benefit in the event of permanent physical injury or death if the Managing Director is involved in an accident in the course of or outside his employment. The Company will pay the premium for this insurance in full.

18.    Death benefit

18.1
In the event of the death of the Managing Director his dependants will receive a sum equivalent to three months' salary, not including the salary payable in the month in which the employee died. Payment of the Death benefit will take place in the month following the month of death. Dependants will be deemed to be:

a)	the surviving spouse, if the deceased and his spouse had not been permanently separated at the time of his death;

b)	in the absence of the person described under a., the children or other descendants of the Managing Director in the same proportion to which they are entitled to his estate.
19.    Liability insurance
19.1 The Company undertakes to take out insurance covering the liability of executive and non-executive directors (a 'BCA' insurance) with a maximum cover of EUR 20 million (with an annual indexation) per event in favor of the Managing Director.
The Company will pay the premiums stipulated by the insurer for the above insurance regularly on the due dates for as long as the Managing Director remains in the Company's employment. If the Managing Director discovers that he may be held liable in connection with his position as managing Director of the Company, or of any affiliated Companies, the Managing Director will immediately report this to the Company and adhere to the instructions of the Company, its insurer, or its advisors and provide for all information and documents.
20.    Confidentiality clause
20.1 Neither during the term of the employment contract nor upon termination thereof may the Managing Director inform any third party in any form, directly or indirectly, of any particulars concerning or related to the business conducted by the Company or its affiliated companies. This is including but not limited to technical, financial and business information and models, names of potential clients or partners, proposed transactions, reports, plans, market prognoses, computer software, databases, data, technical knowledge or other confidential proprietary information concerning the Company's business, which the Managing Director could reasonably have known were not intended for third parties, regardless of whether such information includes any reference to its confidential nature or ownership and regardless of how the Managing Director learned of the particulars.

20.2 Other than for the benefit of the Company and within the scope of the normal work, the Managing Director may also not copy, compile, merge, assemble or process information, products or systems of the Company or disassemble, reproduce or decompile the source code o the computer software included in those products or systems or attempt to deduce the source code of such software in any other manner.
20.3 Contrary to the provisions of section 7:650(3) and 7:650(5) of the Dutch Civil Code, the Managing Director will forfeit a penalty equivalent to his gross monthly salary for three months if he breaches the provisions of subclauses 1 and 2 above, as well as a penalty of EUR 2,000 for every day on which such a breach continues after Managing Director has been notified of such breach by registered letter without prejudice to the Company's right to claim compensation for the losses it has actually incurred instead of a penalty.
21.Intellectual property rights

21.1
All intellectual property rights, including but not limited to patent rights, design rights, copyrights and related rights, database rights, trademark rights and chip rights, ensuing, in the Netherlands and abroad, from the work performed by the Managing Director under his employment contract and during a period of one year after termination thereof, will be exclusively vested in the Company. The Managing Director may not independently disclose, multiply, use, manufacture, bring on the market or sell, lease, deliver or otherwise trade, offer on behalf of any third party, or commission the registration of the results of his work.

21.2 Insofar as the rights specified hereinafter are not vested in the Company by operation of law on the grounds of the employment contract between the parties, the Managing Director covenants that he will transfer and, insofar as possible, hereby transfers to the Company any intellectual property rights of any nature in or arising from work performed (inventions made) by the Managing Director in the discharge of his duties, both in the Netherlands and abroad.
22.    Indemnification
22.1 The Company will grant the Managing Director damages or compensation if and insofar the employment contract with the Managing Director is terminated before his legal retirement age (currently 65 years ), for a reason other than the reasons mentioned below:

a.	an urgent reason as defined in Article 7:678 of the Dutch Civil Code;

b.	a weighty reason under Article 7:685 of the Dutch Civil code that constitutes an urgent reason as defined in Article 7:678 of the Dutch civil code;
The compensation described below shall also be payable if the contract of employment is terminated on the managing Director's initiative, provided that the Managing Director can reasonably demonstrate that it cannot be expected from him in all reasonableness to stay with the Company

22.2    If the situation described in Article 22.1 arises, the Company will grant the Managing

9

Director compensation in the amount of two years salary. Salary means the last-earned gross base salary under this employment contract including the pension premiums as mentioned in article 14 of this Agreement, the holiday allowance referred to in Article 7, and the value of private use of the car referred to in Article 13 , to be fixed annually at the sum computed for income tax purposes, less any amounts received pursuant to Article 4 "Notice Period". The Company therefore is entitled to pay the contractual notice in lieu of notice to the Managing Director and shall deduct this amount in full from the contractual compensation due to the Managing Director referred to in this clause. This Article 22 therefore will not entitle the Managing Director to claim the notice period in addition to the contractual compensation.
22.3    The manner of payment of the amount shall be at the Managing Director's discretion, provided that from a tax perspective it remains within the acceptable limits. In the event the Managing Director wishes to receive the payment for a future right to periodical payments ("stamrecht") within the meaning of Article 11 (1) (g) of the Dutch 1964 Wages and Salaries Tax Act ("Wet op de Loonbelasting 1964") or for an annuity ("Lijfrente"), he will provide the Company timely with the required documents on the basis of which the Company can establish — prior to payment — that such payment without any deduction of taxes is allowed in accordance with Dutch Tax Laws.
23.Return of Property
23.1 At the end of the employment contract, the Managing Director will be obliged to immediately return to the Company all property belonging to the Company, including materials, documents and information copied in any form whatsoever, articles, and keys. The Managing Director will also be obliged to return the Company car that may have been made available to the Managing Director within the framework of his position, together with the accompanying keys, papers (vehicle registration certificate) and other accessories.

23.2 Notwithstanding the provisions of Article 7:650(3), (4) and (5) of the Dutch Civil Code, if the Managing Director fails to return any of the items as referred to in paragraph 1 of this Article, the Company has the right to claim compensation.
24.    Final provisions

24.1 This employment contract and the appendices will be governed by the laws of the Netherlands.
24.2 Any amendments or additions of this employment contract must be agreed and signed by both parties in writing in order to be effective.
24.3 If provisions of this employment contract should be void, invalid or unfeasible this will not have an impact on the validity of the other provisions. The void, invalid or unfeasible provision then shall be replaced, on mutual agreement, by another valid and feasible provision leading as close as possible to the same (economic and legal) result.
24.4 This contract shall supersede all previous contracts between the parties with exception of the seniority.
Drawn up in duplicate originals and signed in Vlaardingen on August 15th, 2003,

/s/ Robert McKee
Mr. Robert McKee
President Industrial Fluids

/s/ Gerrit Jue            Mr. Gerrit Jue
Managing Director

/s/ Ronald Brown
Mr. Ronald Brown
Chairman & CEO